Exhibit 10.9

LEASE ADDENDUM NO. 5

THIS LEASE ADDENDUM NO. 5 (“Addendum No. 5”) is made and executed as of this 16th day of November, 2012, by and between COTTONWOOD NEWPARK ONE, L.C., a Utah limited liability company (“Landlord”), and SKULLCANDY, INC., a Delaware corporation (“Tenant”), as an addendum to that certain Lease Agreement between Landlord and Tenant dated the 27th day of August, 2007, as amended by that certain Lease Addendum No. 1 dated the 18th day of June, 2008, that certain Lease Addendum No. 2 dated the 21st day of July, 2010, that certain Lease Addendum No. 3 dated the 2nd day of September, 2010 and that certain Lease Addendum No. 4 dated the 4th day of October, 2011 (collectively, the “Lease”). Landlord and Tenant are sometimes collectively referred to below as the “parties.”

RECITALS:

A. Pursuant to the Lease, Tenant leased from Landlord that certain commercial office space consisting of approximately twenty-two thousand three hundred twenty-two (23,322) rentable square feet (20,231 usf) (the “Original Premises”) in a building (the “Building”) constructed on real property owned by Landlord located at 1441 West Ute Boulevard, Park City, Utah, as more particularly described in the Lease.

B. The parties desire to modify and amend the Lease, subject to the terms and conditions of this Addendum No. 5.

NOW, THEREFORE, for and in consideration of the parties’ covenants and agreements contained herein and in the Lease, Landlord and Tenant covenant and agree as follows:

AGREEMENT:

1. Recitals. The recitals to this Addendum No. 5 are an integral part of the agreement and understanding of the parties, and are incorporated by reference in this Addendum No. 5.

2. Definitions. The definitions of certain of the capitalized terms used in this Addendum No. 5 not expressly defined in this Addendum No. 5 will have the respective meanings set forth in the Glossary of Defined Terms attached as Exhibit A to the Lease or elsewhere in the Lease.

3. Specific Lease Amendments. Effective as of the date of this Addendum No. 5 (the “Effective Date”), the terms of the Lease are amended as follows:

a. Extension of Lease Term. The Lease Term is presently scheduled to expire on February 28, 2013. Effective as of March 1, 2013 (the “Extension Date”), the Lease Term is extended for a period expiring on February 28, 2015 (the “Revised Lease Expiration Date”), unless sooner terminated under the terms of the Lease. The period beginning on the Extension Date and continuing through the Revised Lease Expiration Date is the “Extension Term” and the Summary of Basic Lease Information and Section 3 of the Lease are amended accordingly.

b. Monthly Base Rent for Extension Term. The monthly Base Rent for the Original Premises for the Extension Term is as follows, and the Summary of Basic Lease Information of the Lease is amended accordingly:

Lease Months	Monthly Base Rent	Annual Base Rent
3/1/2013 – 2/28/2014	$34,983.00	$419,796.00
3/1/2014 – 2/28/2015	$36,032.49	$432,389.88

c. Expanded Premises. Effective as of the later to occur of the following: (a) December 1, 2012; or (b) provided that Tenant takes possession by December 21, 2012, the date on which Tenant takes possession of the Temporary Expansion Space, as defined below (the “Initial Effective Date”), the Original Premises (as described in Section A of Part I of the Lease) shall be temporarily increased by approximately 3,547 square feet of Rentable Area (3,085 usable square feet) on the third (3rd) floor of the Building known as Suite 360 (the “Temporary Expansion Space”), so that the increased Premises temporarily totals approximately 26,869 square feet of Rentable Area (23,316 usable square feet). The location of the Temporary Expansion Space is shown on the Floor Plan attached as Exhibit “A” to this Addendum No. 5. Tenant’s right to occupy the Temporary Expansion Space pursuant to the terms and conditions of the Lease shall expire as of June 30, 2013 (the “Temporary Expansion Space Termination Date”). Effective as of the earlier to occur of the following: (a) July 1, 2013; or (b) the date on which Landlord delivers the Second Expansion Space (defined below) for Tenant’s occupancy (the “Second Effective Date”), the Original Premises shall be increased by approximately 4,882 square feet of Rentable Area (4,245 usable square feet) on the third (3rd) floor of the Building known as Suite 330 (the “Second Expansion Space”), so that the increased Premises totals approximately 28,204 square feet of Rentable Area (24,476 usable square feet). The location of the Second Expansion Space is shown on the Floor Plan attached as Exhibit “A” to this Addendum No. 2 (the Original Premises, the Temporary Expansion Space for the period set forth above and the Second Expansion Space shall be collectively referred to herein as the “Expanded Premises”). Except as provided in Section 4 below, Tenant hereby accepts the Expanded Premises in their current “AS-IS” condition, without any additional modification, improvement or refurbishing by Landlord. The description of the Original Premises contained in Section A of Part I of the Lease is amended accordingly. Notwithstanding the above, the increase in the Rentable Area to include the Temporary Expansion Space and the Second Expansion Space is expressly contingent upon the termination of the lease for the current occupant of the Temporary Expansion Space and the Second Expansion Space, respectively (the “Prior Leases”). Landlord shall not be liable for a delay in Tenant’s occupancy of the Temporary Expansion Space or the Second Expansion Space, as applicable, due to Landlord’s inability to terminate the Prior Leases and to deliver possession of the Temporary Expansion Space and the Second Expansion Space by the dates set forth above. The Landlord shall not be subject to any liability, including, without limitation, lost profits or incidental or consequential damages for any delay or inability to deliver possession of the Temporary Expansion Space or the Second Expansion Space, as applicable, to the Tenant. In the event that Landlord is unable to deliver possession of the Temporary Expansion Space by the date set forth above, Tenant shall not be liable or obligated to take possession of the Temporary Expansion Space, or make any Monthly Base Rent payments to Landlord in excess those set forth in Section 3(b) above. If Landlord is able to deliver possession of the Temporary Expansion Space by the date set forth above but is unable to deliver possession of the Second Expansion Space by the date set forth above, Landlord shall extend the Temporary Expansion Space Termination Date to allow Tenant to take possession of the Second Expansion Space or continue possession of the Temporary Expansion Space through a mutually agreed upon date. For each month that Tenant’s possession of the Second Expansion Space is delayed due to Landlord’s inability to deliver possession, the Monthly Base Rent for the Second Expansion Space shall be reduced to an amount equivalent to the Monthly Base Rent of the Temporary Expansion Space for a corresponding number of months.

d. Base Rent for Temporary Expansion Space and Second Expansion Space. From and after the Initial Effective Date through the Temporary Expansion Space Termination Date, Section C of Part I of the Lease is hereby amended to include the Base Rent for the Temporary Expansion Space as follows:

i. Base Rent (Lease Provisions, Paragraph 5):

Lease Months	Monthly Base Rent	Annual Base Rent
Initial Effective Date through - 6/30/2013	$5,320.50	$63,846.00

The above Base Rent for the Temporary Expansion Space shall be in addition to the Base Rent for the Original Premises as currently set forth in Section C of Part I of the Lease. Landlord shall use best efforts to ensure that Tenant receives possession of the Temporary Expansion Space on or around December 1, 2012. Landlord agrees to provide Tenant with a one-month credit equal to the above Monthly Base Rent for the Temporary Expansion Space beginning from the Initial Effective Date.

From and after the Second Effective Date, Section C of Part I of the Lease is hereby amended to include the Base Rent for the Second Expansion Space as follows:

ii. Base Rent (Lease Provisions, Paragraph 5):

Lease Months	Monthly Base Rent	Annual Base Rent
Second Effective Date through 2/28/2014	$7,323.00	$87,876.00

3/1/2014 - 2/28/2015	$7,542.69	$90,512.28

The above Base Rent for the Second Expansion Space shall be in addition to the Base Rent for the Original Premises as currently set forth in Section C of Part I of the Lease.

e. Tenant’s Share. From and after the Initial Effective Date through the Temporary Expansion Space Termination Date, Section D of Part I of the Lease is deleted and the following language substituted therefor:

i. ADDITIONAL RENT (Lease Provisions, Paragraph 5.3):

Tenant’s Share (Lease Provisions, Paragraph 5.3.1(a)): Tenant’s Share for Tenant’s payment of Operating Expenses for the Premises means Forty-three and 40/100 percent (43.40%).

From and after the Second Effective Date, Section D of Part I of the Lease is deleted and the following language substituted therefor:

ii. ADDITIONAL RENT (Lease Provisions, Paragraph 5.3):

Tenant’s Share (Lease Provisions, Paragraph 5.3.1(a)): Tenant’s Share for Tenant’s payment of Operating Expenses for the Premises means Forty-five and 56/100 percent (45.56%).

f. Parking Charge. From and after the Initial Effective Date through the Temporary Expansion Space Termination Date, Section F of Part I of the Lease is deleted in its entirety and the following language substituted therefor:

i. PARKING CHARGE (Lease Provisions, Paragraph 5.5):

Tenant shall throughout the Lease Term, lease from Landlord up to a total of ninety-seven (97) unassigned automobile parking spaces at a cost of Zero Dollars ($0.00) per month per space for the Term of the Lease, including any extensions.

From and after the Second Effective Date, Section F of Part I of the Lease is deleted in its entirety and the following language substituted therefor:

ii. PARKING CHARGE (Lease Provisions, Paragraph 5.5):

Tenant shall throughout the Lease Term, lease from Landlord up to a total of one hundred two (102) unassigned automobile parking spaces at a cost of Zero Dollars ($0.00) per month per space for the Term of the Lease, including any extensions.

4. Tenant Improvements. Subject to Landlord obtaining all necessary governmental permits and approvals (and subject to any changes mandated by the applicable governmental authorities as a condition to obtaining such permits and approvals), Landlord, at no additional cost to Tenant, shall provide Tenant with the following improvements within the Temporary Expansion Space and the Second Expansion Space (collectively, the “Expansion Tenant Improvements”), which will be constructed according to the following specifications:

a.	Temporary Expansion Space:

i. Remove the existing wall located between the receptionist area and the mail area and patch and paint the walls and patch the carpet to match the existing paint and carpet in the Temporary Expansion Space.

b.	Second Expansion Space:

i. Construct a full-height demising wall, separating the Second Expansion Space from the adjacent space at the Building (the “Demising Wall”). The Demising Wall will be constructed according to Landlord’s building standard specifications. In conjunction with the construction of the Demising Wall, Landlord shall make any required modification of the Building’s electrical, mechanical, plumbing, HVAC or other systems as necessary to service the newly demised area.

ii. Convert the existing mail room into a kitchen. Landlord will install a sink and use the existing cabinets and shelves. Landlord will install electrical to the kitchen (if not already available), to accommodate a microwave and small refrigerator. Any appliances for the kitchen shall be at Tenant’s sole cost and expense.

c.	The Expansion Tenant Improvements shall be the property of Landlord and shall remain upon and be surrendered with the Expanded Premises upon the expiration or earlier termination of the Lease Term.

5. Lease Extension. Subject to the provisions of the Lease, Landlord hereby grants to Tenant the option (“Extension Option”) to extend the term of the Lease for one (1) extension term of up to five (5) years in accordance with the provisions set forth in this Section 5 (the “Extension Renewal Term”). If the Term of the Lease is so extended, the extension shall be on the same terms and conditions as are applicable during the initial Term, as extended by this Addendum No. 5, except that the Base Rent during the Extension Renewal Term shall be at the “Prevailing Rental Rate” which shall mean the rental rate determined for the most comparable office space located in the Building as of the date of the Extension Notice (defined below) and taking into account all relevant factors including, without limitation, any applicable tenant improvement allowance, Base Year and expense then in effect, but in no event less than the Rent under the Lease as of the date of the Extension Notice. If Tenant desires to exercise the Extension Option, it shall send notice thereof (the “Extension Notice”) to Landlord no more than three hundred (300) nor less than two hundred seventy (270) calendar days prior to the expiration of the Extension Term. Landlord and Tenant shall endeavor in good faith to determine the Prevailing Rental Rate within thirty (30) calendar days after Landlord’s receipt of Tenant’s Extension Notice. If they cannot agree within thirty (30) calendar days, each shall appoint an appraiser who shall arrive at an estimate of the Prevailing Rental Rate within thirty (30) calendar days. If such estimates are within five percent (5%) of each other, the average of the two shall be the new Base Rent for the Extension Renewal Term. If the estimates are more than five percent (5%) apart, each appraiser shall select a third appraiser within five (5) calendar days or, if they fail to do so, Landlord shall select a third appraiser. The third appraiser shall prepare an estimate of the Prevailing Rental Rate as provided above within thirty (30) calendar days and the two closest of the three estimates shall be averaged to determine the new Base Rent for the Extension Renewal Term. No later than one hundred fifty (150) calendar days prior to the expiration of the Extension Term, Landlord and Tenant shall execute an amendment to the Lease (the “Extension Amendment”) stating the new Base Rent and expiration date of the Lease Term. If such an Extension Amendment is not fully executed for any reason as provided above, the Term shall not be extended and the Extension Option hereunder shall terminate. Notwithstanding the foregoing, Tenant shall not be entitled to extend this Lease if an uncured Event of Default has occurred under any term or provision contained in the Lease Agreement or a condition exists which with the passage of time or the giving of notice, or both, would constitute an Event of Default pursuant to the Lease Agreement as of the date of exercise of this Extension Option. The rights contained in this Section 5 shall be personal to the originally named Tenant and may be exercised only by the originally named Tenant and any Related Entity (and not any other assignee, sublessee or other Transferee of Tenant’s interest in this Lease) and only if the originally named Tenant or Related Entity occupies the entire Premises as of the date it exercises the Extension Option in accordance with the terms of this Section 5. If Tenant properly exercises the Extension Option and is not in default under this Lease at the end of the Extension Term, as it applies to the entire Premises then leased by Tenant, shall be extended for the Extension Renewal Term and the Base Year shall be included among the factors considered in determining the Prevailing Rental Rate. If Tenant fails to deliver a timely Extension Notice, Tenant shall be considered to have elected not to exercise the Extension Option. Any termination of the Lease during the Extension Term shall terminate all renewal or lease extension rights hereunder. The extension rights of Tenant hereunder shall not be severable from the Lease, nor may such rights be assigned or otherwise conveyed in connection with any permitted assignment of the Lease. During the Extension Renewal Term (a) no rent abatement or other concession, if any, applicable to the initial Lease Term or Extension Term shall apply to the Extension Renewal Term, and (b) all leasehold improvements within the Expanded Premises shall be provided in their then-existing condition (on an “as-is” basis) at the time the Extension Renewal Term commences.

6. Right of First Offer. Subject to the existing rights of any other tenant in the Building, Landlord shall notify Tenant that additional office space (the “Additional Space”) is to become vacant and available in the Building together with the terms on which Landlord desires to lease such space (the “Offer Terms”). Tenant may, by written notice to Landlord within three (3) business days after receipt of Landlord’s notice together with the Offer Terms, accept Landlord’s offer to lease the Additional Space upon the Offer Terms. Rent for the Additional Space shall become due and payable on the date Landlord delivers the Additional Space to Tenant free of other tenants and occupants and otherwise in accordance with the Offer Terms. Promptly after Tenant accepts this offer but no later than five (5) business days after Tenant’s notice to Landlord of its acceptance of such offer, the parties shall enter into an amendment to this Lease setting forth the terms and conditions upon which Tenant shall lease the Additional Space and incorporating the Additional Space as part of the Expanded Premises. The rights of Tenant under this Section are personal to the original Tenant named herein and may not be exercised by any sublessee or assignee, or by any other successor or assign of Tenant. Tenant’s rights under this Section 6 shall be effective only if (i) Tenant has not sublet any portion of the Expanded Premises and is then actually occupying no less than one hundred percent (100%) of the Expanded Premises, and (ii) Tenant is not in Default under this Lease, nor has any event occurred which with the giving of notice or the passage of time, or both, would constitute a Default hereunder, either at the time of Landlord’s presentation of the Offer Terms or the time of Tenant’s acceptance of Landlord’s offer as set forth above.

7. Broker. Landlord and Tenant each represent to the other that it has had no dealings with any real estate broker, agent or finder in connection with the negotiation of this Addendum No. 5, except for Janet G. West of Sage Realty Services, L.C. (“Broker”), and that they know of no other real estate broker, agent or finder who is entitled to a commission or finder’s fee in connection with this Addendum No. 5. Each party shall indemnify, protect, defend and hold harmless the other party against all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including reasonable attorney fees) for any leasing commission, finder’s fee, equivalent compensation alleged to be owing on account of the indemnifying parties’ dealings with any real estate broker, agent or finder other than the Broker. The terms of this Section 7 will survive the expiration or earlier termination of the Lease Term.

8. Other Provisions.

Tenant represents, warrants and agrees with Landlord as follows:

(a) The Lease and this Addendum No. 5 embody the entire agreement now existing with Landlord related to the Expanded Premises; and

(b) The Lease, as modified hereby, is in full force and effect; and

(c) The Lease, or any interest therein, has not been previously transferred, subleased, assigned or pledged by Tenant; and

(d) Tenant is not aware of any default by Tenant or Landlord under either the Lease or this Addendum No. 5.

Landlord represents, warrants and agrees with Tenant as follows:

(a) The Lease and this Addendum No. 5 embody the entire agreement now existing with Tenant related to the Expanded Premises; and

(b) The Lease, as modified hereby, is in full force and effect; and

(c) Landlord is not aware of any default by Tenant or Landlord under either the Lease or this Addendum No. 5.

9. General. Without limiting any provision respecting assignment or transfer as contained in the Lease, this Addendum No. 5 shall be binding upon and inure to the benefit of the respective legal representatives, and any authorized successors and assigns of the parties.

This Addendum No. 5 shall be governed by, and construed in accordance with, the laws of the State of Utah. All notices and other communications given pursuant to the Lease, as modified hereby, shall be made as provided in the Lease. Except as modified in this Addendum No. 5, the Lease is, and shall remain, in full force and effect. The Lease, as amended by this Addendum No. 5, shall not be further amended or modified except by a written instrument signed by the parties. In the event of any conflict between the terms of the Lease and this Addendum No. 5, this Addendum No. 5 shall control. The person executing this Addendum No. 5 on behalf of Tenant warrants and represents that Tenant has full right and authority to execute, deliver and perform this Addendum No. 5 and no approval or consent of any third party (other than the parties to this Addendum No. 5) is necessary to make such Addendum No. 5 effectual or otherwise valid and binding. The person executing this Addendum No. 5 on behalf of Landlord warrants and represents that: (a) Landlord is a duly organized and existing legal entity, in good standing in the State of Utah; (b) Landlord has full right and authority to execute, deliver and perform this Addendum No. 5 and no approval or consent of any third party (other than the parties to this Addendum No. 5) is necessary to make this Addendum No. 5 effectual or otherwise valid and binding; and (c) the person executing this Addendum No. 5 on behalf of Landlord was authorized to do so. This Addendum No. 5 shall not be effective or binding unless and until it is fully executed and delivered by Landlord and Tenant. This Addendum No. 5 may be executed in multiple counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

[Signature Page to Follow]

DATED and effective as of the date first written above.

TENANT:	SKULLCANDY, INC., a Delaware corporation

	By:	/s/ Kyle Wescoat
	Name:	Kyle Wescoat
	Title:	Chief Financial Officer
	Date:	November 16, 2012

LANDLORD:	COTTONWOOD NEWPARK ONE, L.C., a Utah limited liability company, by its manager

CPM NEWPARK, L.C., a Utah limited liability company, by its manager

COTTONWOOD PARTNERS MANAGEMENT, LTD., a Utah limited liability company, by its following general partner, COTNET MANAGEMENT, INC., a Utah corporation

	By:	/s/ John L. West
JOHN L. WEST, President